Exhibit 10.3

DynCorp International Key Contributor Plan

Adopted effective as of April 2, 2005

I.	PURPOSE

The purpose of the Key Contributor Plan (the “Plan”) is to motivate employees of DynCorp International LLC (“DI”) and its wholly owned subsidiaries (collectively with DI, the “Company”) toward extraordinary performance both within and in addition to their assigned responsibilities through the payment of cash Awards when such performance warrants recognition beyond that available under the Company’s salary management programs.

II.	DEFINITIONS

A.	“Administrator” means a committee consisting of the CEO, CFO and SVP, HR.

B.	“Award” means a payment to an employee pursuant to the Plan.

C.	“Award Pool” means the total dollar amount of the Awards budgeted as of the beginning of the Plan Year, after adjustments as provided in Article V, and available for Awards at the end of the Plan Year.

D.	“CEO” means the Chief Executive Officer of DI.

E.	“CFO” means the Chief Financial Officer of DI.

F.	“Manager” means the Board of Managers of DI.

G.	“Plan Year” means the fiscal year of the Company, which ends on the Friday closest to March 31.

H.	“SVP, HR” means the Senior Vice President, Human Resources of DI.

III.	GENERAL DESCRIPTION

This Plan is directed toward the recognition of individuals who are not participants in other annual cash Award plans of the Company. There is no pre-established participant roster. At the end of the Plan Year, each manager in grades 100-104 will nominate employees who, in their judgment, have performed extraordinarily in their positions or who have distinguished themselves in assignments outside of their normal responsibilities, to receive a cash Award. This Plan is not intended as a salary supplement for base pay.

Assuming that the Company’s financial performance attains the minimum required levels, Awards will be paid annually following the end of each Plan Year simultaneously with other annual bonus payments.

III.	ELIGIBILITY

All salaried employees who are not participants in other annual cash award plans provided by DynCorp are eligible to receive Awards under this Plan.

IV.	RESPONSIBILITIES

A.	Managers in grades 100-104 are responsible for nominating individuals to receive Awards, documenting the rationale for the nominations and recommending Award amounts.

B.	The division presidents are responsible for administering the Plan within their respective organizations including the allocation of the organizational Award Pool to their various organizational units and the approval of individual Awards within their organizations.

C.	The SVP, HR is responsible for administering the Plan and ensuring that Plan guidelines are administered consistently throughout the entire Company and for recommending individual Awards for headquarters employees.

D.	The CEO is responsible for recommending the Award Pool amount to the Manager, allocating the Award Pool to the headquarters and organizational units, approving individual Award amounts for headquarters employees, approving any deviations from the Plan and recommending Plan changes to the Board of Managers.

E.	The Manager is responsible for amending the Plan and approving and revising the Award Pool amount.

V.	AWARD POOL

At the beginning of each Plan Year the CEO recommends to the Manager the amount of an Award Pool to be available for the payment of Key Contributor Awards for the upcoming year. This Award Pool represents the maximum amount that can be awarded all Key Contributors for the Plan Year, provided that the Manager shall have authority to increase or decrease the amount of the Award Pool at such time as financial results become available.

VI.	AWARD AMOUNTS

Awards will range from $500 to $5,000 (in $100 increments) per employee, depending upon the significance of the contribution made by the employee nominated for an Award.

VII.	PERFORMANCE ASSESSMENT

Specific formal individual performance objectives generally are not established under the Plan. Those nominated for Awards, however, must have significantly exceeded the ongoing expectations for their position responsibilities. Award nomination may be the result either of extraordinary performance of ongoing position responsibilities or performance in a significant assignment beyond the scope of normal responsibilities. Performance at the level required for nomination should be such that peers and supervisors recognize that the effort required and results achieved warrant special recognition.

Where possible, it is desirable that results against expectations be quantifiable. Measures such as financial results, achievement of major project milestones or the successful completion of assigned responsibilities significantly in advance of established timelines may be used to quantify results.

If the performance leading to the nomination cannot be quantified, the narrative describing the rationale for the recommendation should clearly identify those areas area in which performance exceeded expectations.

Key Contributor Awards may, on rare occasions, be made to recognize individuals who, over the course of several years, have performed above expected levels in ongoing position responsibilities. Generally, however, this is not the intent of the Plan. Such consistent performance normally should be recognized through the salary management program and/or through the opportunity to move to positions of a higher level or broader scope of responsibility.

VIII.	AWARD DETERMINATION

Managers will evaluate the performance of the individuals in their areas of responsibility and select those to be nominated for Key Contributor Awards. The manager then will judge the relative contributions of those to be nominated and determine a recommended Award amount. Recommendations for each division will be consolidated by the division president, who will, within the limitations imposed by the allocated Award Pool available, determine final Award amounts.

Key Contributor Awards will not be paid to headquarters employees for any year in which actual Company financial results do not equal at least 75% of the Company’s objective for the Management Incentive Plan for the Plan Year. Similarly, no Awards will be paid to divisional employees for any year in which the combined financial performance measures do not equal at least 75% of the divisional objective under the Management Incentive Plan. Any exceptions to this standard must be approved by the CEO.

IX.	MISCELLANEOUS

Approved Awards will be paid, net of applicable withholdings, at the same time as awards under the Executive Incentive and Management Incentive Plan awards. The responsibility for ensuring that employees are notified and Awards are paid rests with the division presidents for division Awards and with the SVP, HR for headquarters Awards.

Any exceptions to the Plan must be approved by the CEO.

Receipt of an Award under this Plan does not, either expressly or implicitly, entitle an individual to future Awards or eligibility for rewards under the Plan. Further, nothing in the Plan or in any action taken hereunder shall affect the Company’s right to terminate at any time and for any reason the employment of any employee who is eligible to receive an Award under this Plan.